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                                                                    EXHIBIT 10.3

                                PROMISSORY NOTE
$197,542.00                                                     Parker, Colorado
                                                                    May 15, 1997

1. For value received, the undersigned ("Borrower") promises to pay to Joel D. Boldrey, or order, ("Noteholder") the principal sum of One Hundred Ninety-Seven Thousand Five Hundred Forty-Two dollars, with interest on the unpaid principal balance from May 15, 1997, until paid, at the rate of six percent (6%) per annum.

Principal and interest shall be payable at 2272 South Dearborn Street, Aurora, Colorado 80014, or such other place as the Noteholder may designate, in monthly payments of Two Thousand Two Hundred Fifty and 00/100th dollars ($2,250.00), due on the 1st day of each month, beginning on June 1, 1997. Such payments shall continue until the entire indebtedness evidenced by this Note is fully paid; provided, however, if not sooner paid, the entire principal amount outstanding and any accrued interest thereon, shall be due and payable on May 15, 2007.

2. Borrower shall pay to the Noteholder a late charge of two percent (2%) of any payment not received by the Noteholder within 10 days after the payment is due.

3. Payments received for application to this Note shall be applied first to the payment of late charges, if any, second to the payment of accrued interest at the rate specified above, and the balance applied in reduction of the principal amount hereof.

4. If any payment required by this Note is not paid when due Borrower shall have a fifteen day period during which to bring all payments then due current, after which grace period the entire principal amount outstanding and accrued interest thereon shall at once become due and payable at the option of the Noteholder (Acceleration); and the indebtedness shall bear interest at the rate of twelve percent (12%) per annum from the date of default. The Noteholder shall be entitled to collect all reasonable costs and expenses of collection and/or suit, including, but not limited to, reasonable attorneys' fees.

5. Borrower may prepay the principal amount outstanding under this Note, in whole or in part, without penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments.

6. Borrower hereby waives presentment, notice of dishonor and protest, and hereby agrees to any extensions of time of payment and partial payments before, at, or after maturity.

7. Any notices to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower or (2) mailing such notice by first class U.S. mail, addressed to Borrower at Borrower's address state below, or to such other address as Borrower may designate by notice to Noteholder. Any notice to Noteholder shall be in writing and shall be given and be effective upon (1) delivery to Noteholder or (2) by mailing such notice by first class U.S. mail, to the Noteholder at the address stated in the first paragraph of this Note, or to such other address as Noteholder may designate by notice to Borrower.

CINEMA SAVER THEATRE CORPORATION



BY:
   ----------------------------
   R. Haydn Silleck, President

Borrower's address:  10831 South Crossroads Drive
                     Parker, Colorado 80134